EXHIBIT 99.1


             NATIONAL COAL CORP. REPORTS SECOND QUARTER 2008 RESULTS

o Second quarter revenues increased 67% to $31.6 million from $18.9 million during the year-ago quarter; revenue has increased at a compound annual growth rate of 63% per year since the Company was founded.

o Tons of coal sold increased 23% to 458,245 tons, up from 372,341 tons during the year-ago quarter.

o In Tennessee, the Baldwin preparation plant and loading facility and one underground mine were brought back into production during the second quarter, and an additional underground mine will be re-started early in the third quarter.

o In Alabama, the Crescent Valley surface mine began production on July 1, 2008, work started on the new Davis Creek mine, and additional areas were permitted and bonded at two existing surface mines.

o National Coal of Alabama's dragline was put back into service in late July 2008 and is expected to increase production by approximately 30,000 tons per month.

o In two separate transactions, one in May for $0.5 million in cash and one in August for $7.0 million, the Company acquired approximately 1,500 acres in Eastern Tennessee. The August purchase consisted of $2.0 million in cash and $5.0 million in shares (756,430) of the Company's common stock. These tracts have approximately 3.7 million tons of recoverable high-quality coal that is adjacent to other mineral tracts controlled by the Company.

o During the quarter, the Company redeemed $10.0 million in principal amount of its 10.5% Senior Secured Notes due December 15, 2010 for common stock, reducing the outstanding balance to $42.0 million.

KNOXVILLE, TENN. - (August 14, 2008) - National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, reports that for the period ended June 30, 2008, it achieved total revenues of $31.6 million based primarily on the sale of 458,245 tons of coal. In the same prior-year period, National Coal generated revenues of $18.9 million primarily through the sale of 372,341 tons of coal. For the three months ended June 30, 2008, National Coal reported a net loss of $9.9 million and a negative EBITDA of $2.1 million, versus a net loss of $6.5 million and a negative EBITDA of $1.0 million reported in the year-ago quarter.

Daniel A. Roling, President and CEO of National Coal, said of the net loss, "These results were primarily attributable to the dragline breakdown, which impacted second quarter revenues by approximately $5.5 million and reduced production by about 80,000 tons. The full impact of the dragline being out of service for five months was a loss in production of about 110,000 tons, and an estimated impact on revenues of about $7.7 million. The dragline is the most cost efficient piece of equipment we use on our surface mines in Alabama. When it was taken out of service, the Company was forced to utilize more truck and loader equipment spreads in applications that are typically more appropriate for dragline operations. This necessitated our need to get additional properties permitted and bonded ahead of schedule. However, the dragline went back into full production on July 28 on the newly expanded Poplar Springs surface mine. Resuming this production, in addition to the production coming from the newly opened Crescent Valley and Davis Creek surface mines in Alabama and the opening of two underground mines in Tennessee, should have a significant and positive impact on our third quarter results."

The Company also incurred increased costs in several areas including fuel, transportation, explosives and labor. The cost of fuel more than doubled during the past year, while the cost of explosives increased approximately one-third. In addition, the cost of labor increased and is anticipated to continue to rise.

Further, production, and therefore costs, continues to be impacted by the ongoing and increased level of regulatory oversight. In addition to the $5.5 million impact on revenues related to the dragline breakdown, the Company recorded expenses totaling approximately $2.1 million related to other specific items that were not associated with ongoing production during the quarter. These items include $0.9 million in allowances and contingency reserves, $0.6 million associated with the early retirement of debt, and $0.6 million associated with the debt equity swaps. For the six months ended June 30, 2008, these other specific items totaled $2.6 million, which included $0.9 million in allowances and contingency reserves, $1.2 million associated with the early retirement of debt, and $0.5 million associated with the debt equity swaps.

HIGHER PRODUCTION

Roling said production is otherwise increasing in line with Company expectations, which have been higher this year due to increased demand. "Because we had mines permitted and bonded in Tennessee, we were able to bring on additional production without making significant added investments in infrastructure improvements. When faced with unexpected challenges, the Company was in a strong position that did not require it to back down from planned operational improvements."

In May, the Company acquired, for $0.5 million, approximately 1.4 million tons of recoverable high-quality reserves, and on August 8, 2008, the Company purchased, for $7.0 million, an adjoining tract that includes an additional 2.3 million tons of recoverable high-quality reserves. Both of these tracts are located in Eastern Tennessee and are adjacent to property already controlled and permitted by the Company. The $7.0 million purchase price was paid with $2.0 million in cash and $5.0 million through the issuance of 756,430 shares of the Company's common stock. The addition of these tracts contributes to the Company's objective to add significant, high-quality, economically recoverable reserves that are strategically located near other National Coal properties. In addition, Roling said, "It is highly probable there is potential to significantly increase the reserve base on these newly acquired tracts through additional exploration."

During the second quarter, the Company reached an agreement and closed on $1.2 million of used surface mining equipment in exchange for $0.1 million cash, a $0.24 million note payable, and the assumption of $0.83 million in equipment loans from Mallards Creek Energy, Inc.

OTHER DEVELOPMENTS

During the three months ended June 30, 2008, the Company completed the sale of 2,332,000 shares of common stock at a price of $4.65 per share in a private placement for approximately $10.8 million. Daniel Roling, Mike Castle, CFO, and Bill Snodgrass, COO, participated in the offering.

Since the closing on March 31, 2008 of its Straight Creek assets in Kentucky, the Company has received approximately $5.0 million of cash previously pledged to secure reclamation bonds, of which $4.0 million was received during the second quarter. Additionally, the sale of the Straight Creek mining operations relieved the Company of approximately $3.6 million in reclamation liabilities, and approximately $2.6 million of equipment related debt. After a negative working capital adjustment of approximately $0.3 million, this transaction resulted in a loss of approximately $0.4 million, which is reflected in the Company's condensed consolidated statement of operations for the six months ended June 30, 2008.

In early 2008, management successfully negotiated new contracts for future sales and renegotiated an existing coal supply agreement resulting in increased selling prices per ton. The impact of the new and renegotiated sales contracts began during the second quarter, but will become more evident during the second half of the year as those shipments increase. In addition, the Company is in the process of reopening its captive railroad to facilitate the shipping of this increased volume, which is scheduled to be processed at the Baldwin facility. Both the railroad and the Baldwin facility are expected to become fully operational during the third quarter of 2008. Management is presently in advanced discussions with other customers on other coal supply agreements and intends to pursue additional opportunities as they arise during the remainder of 2008.

OUTLOOK

National Coal is in the process of opening a number of new production facilities, as well as reopening facilities that had been previously idled.

       PROPERTY               PRODUCTION ESTIMATE             START DATE
       ALABAMA:

    Crescent Valley             18,000 tons/month              July 2008
      Davis Creek               10,000 tons/month            September 2008

       TENNESSEE:

        Mine #14                15,000 tons/month              June 2008
        Mine #17                14,000 tons/month              July 2008
        Mine #5                 20,000 tons/month             October 2008
    42-mile Railroad                   --                     August 2008
   Baldwin Prep plant                  --                       May 2008

The Company's primary goal is to promote organic growth from its existing reserve base to achieve 5.0 million tons per-year by year-end 2011. Management believes that it can achieve this goal through organic growth, but remains focused on the potential acquisition of strategic properties contiguous to its existing operations, and on increasing the reserve base in excess of tons produced during the year.

The Company intends to achieve these goals as well as its ongoing goal of improving profitability and cash flow by continuously exploring acquisition opportunities, focusing on accretive opportunities, leveraging past capital investments and building scale. Specifically, management remains focused on stabilizing cash costs by offsetting rising inputs with production efficiencies as well as reducing SG&A per ton by increasing sales volumes. Increased coal sales volumes from the New River Tract as a result of opening new operations and the reopening of previously idled facilities, including the Baldwin preparation plant and the load-out along with the Company's captive short line railroad, should help control production and transportation costs. In addition, incremental volume will add value beyond 2008 by building out the Company's hub and spoke model around existing operations.

At present, the Company only produces steam coal, but it believes that the potential exists for production of metallurgical coal. As of June 30, 2008, National Coal has total committed tonnage of 1.3 million tons for the balance of 2008 and 2.1 million tons for 2009.


ABOUT NATIONAL COAL CORP.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.


INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance.
Examples of forward looking-statements include anticipated benefits of capital improvements and new mines and an anticipated strengthening coal market in the future. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: (i) the worldwide demand for coal; (ii) the price of coal; (iii) the price of alternative fuel sources; (iv) the supply of coal and other competitive factors; (v) the costs to mine and transport coal; (vi) the ability to obtain new mining permits; (vii) the costs of reclamation of previously mined properties; (viii) the risks of expanding coal production; (ix) the ability to bring new mining properties on-line on schedule; (x) industry competition; (xi) our ability to continue to execute our growth strategies; and (xii) general economic conditions. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                               NATIONAL COAL CORP.
                              CALCULATION OF EBITDA
                                   (UNAUDITED)



EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income, (v) income tax benefits, and (vi) income from joint ventures. We present EBITDA to enhance understanding of our operating performance. We use EBITDA as a criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. In addition, our management uses EBITDA to monitor and evaluate our business operations. However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to EBITDA:

                                    THREE MONTHS ENDED               SIX MONTHS ENDED
                                 JUNE 30,         JUNE 30,       JUNE 30,        JUNE 30,
                                   2008             2007           2008            2007
                               ------------    ------------    ------------    ------------
Net loss ...................   $ (9,851,038)   $ (6,539,739)   $(20,589,738)   $(12,501,257)
Income tax benefit .........       (371,192)           --          (490,993)           --
Other (income) expense, net       1,073,201         (33,255)      1,755,966        (144,305)
Income from joint venture ..        (23,113)           --          (225,129)           --
Interest income ............       (315,900)       (309,747)       (544,608)       (607,988)
Interest expense ...........      4,347,294       2,216,205       9,236,348       4,320,553
Depreciation, depletion,
  amortization and accretion      3,055,884       3,664,058       7,868,139       7,292,655
                               ------------    ------------    ------------    ------------
EBITDA .....................   $ (2,084,864)   $ (1,002,478)   $ (2,990,015)   $ (1,640,342)
                               ============    ============    ============    ============

                               NATIONAL COAL CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                                                                    DECEMBER 31,
                                                                  JUNE 30, 2008         2007
                                                                  -------------    -------------
ASSETS
Current Assets:
     Cash and cash equivalents ................................   $  11,196,751    $   9,854,351
     Accounts receivable, net .................................       8,750,851        8,787,046
     Inventory ................................................       2,228,138        2,946,101
     Prepaid and other current assets .........................       1,220,451        1,951,827
                                                                  -------------    -------------
        Total current assets                                         23,396,191       23,539,325

Property, plant, equipment and mine development, net ..........      94,087,391      108,880,599
Deferred financing costs ......................................       4,620,829        6,669,703
Restricted cash ...............................................      25,410,912       29,115,383
Other non-current assets ......................................       1,264,239        1,049,991
                                                                  -------------    -------------
        Total Assets ..........................................   $ 148,779,562    $ 169,255,001
                                                                  =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Current maturities of long - term debt ...................   $   4,610,704    $  15,453,230
     Current installments of obligations under capital leases .         116,041          157,062
     Current portion of asset retirement obligation ...........       1,109,394        1,310,344
     Accounts payable and accrued  expenses ...................      14,371,428       12,759,593
                                                                  -------------    -------------
        Total current liabilities .............................      20,207,567       29,680,229


     Long - term debt, less current maturities, net of discount     102,665,736      114,350,348
     Obligations under capital leases, less current portion ...          60,874           74,688
     Asset retirement obligations, less current portion .......       6,101,272        8,954,343
     Deferred revenue .........................................       1,428,730        1,553,806
     Other noncurrent liabilities .............................       1,798,641        1,774,766
     Deferred tax liability ...................................       2,580,748        3,351,465
                                                                  -------------    -------------
        Total Liabilities                                          134,843,568      159,739,645
                                                                  -------------    -------------

Stockholders' Equity:
     Series A convertible preferred stock, $.0001 par value;
        8% coupon; 1,611 shares authorized; 133.33 and 356.44
        shares issued and outstanding at June 30, 2008 and
        December 31, 2007, respectively .......................            --               --
     Common Stock, $.0001 par value; 80 million shares
        authorized; 32,714,230 and 27,698,792 shares issued
        and outstanding at June 30, 2008 and December 31,
        2007, respectively ....................................           3,271            2,770
     Additional paid - in capital .............................     108,319,578       83,309,703
     Accumulated deficit ......................................     (94,386,855)     (73,797,117)
                                                                  -------------    -------------
        Total Stockholders' Equity ............................      13,935,994        9,515,356
                                                                  -------------    -------------
        Total Liabilities and Stockholders' Equity ............   $ 148,779,562    $ 169,255,001
                                                                  =============    =============

                               NATIONAL COAL CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                            FOR THE THREE MONTHS ENDED       FOR THE SIX MONTHS ENDED
                                                                     JUNE 30,                        JUNE 30,
                                                           ----------------------------    ----------------------------
                                                               2008            2007            2008            2007
                                                           ------------    ------------    ------------    ------------
Revenues:
     Coal sales ........................................   $ 30,371,697    $ 18,729,218    $ 65,855,138    $ 37,543,116
     Other revenues ....................................      1,215,043         153,227       1,400,350         374,275
                                                           ------------    ------------    ------------    ------------
        Total revenues .................................     31,586,740      18,882,445      67,255,488      37,917,391
                                                           ------------    ------------    ------------    ------------

Operating expenses:
     Cost of sales .....................................     30,872,858      18,309,912      65,622,135      35,903,825
     Depreciation, depletion, amortization and accretion      3,055,884       3,664,058       7,868,139       7,292,655
     General and administrative ........................      2,798,746       1,575,011       4,623,368       3,653,908
                                                           ------------    ------------    ------------    ------------
        Total operating expenses .......................     36,727,488      23,548,981      78,113,642      46,850,388
                                                           ------------    ------------    ------------    ------------

Loss from operations ...................................     (5,140,748)     (4,666,536)    (10,858,154)     (8,932,997)
                                                           ------------    ------------    ------------    ------------

Other income (expense):
     Interest expense ..................................     (4,347,294)     (2,216,205)     (9,236,348)     (4,320,553)
     Interest income ...................................        315,900         309,747         544,608         607,988
     Income from joint venture .........................         23,113            --           225,129            --
     Other .............................................     (1,073,201)         33,255      (1,755,966)        144,305
                                                           ------------    ------------    ------------    ------------
        Other income (expense), net ....................     (5,081,482)     (1,873,203)    (10,222,577)     (3,568,260)
                                                           ------------    ------------    ------------    ------------

Loss before income taxes ...............................    (10,222,230)     (6,539,739)    (21,080,731)    (12,501,257)


Income tax benefit .....................................        371,192            --           490,993            --
                                                           ------------    ------------    ------------    ------------

Net loss ...............................................     (9,851,038)     (6,539,739)    (20,589,738)    (12,501,257)

Preferred stock dividend ...............................        (39,889)        (91,968)        (79,779)       (299,843)
Preferred stock deemed dividend ........................           --        (1,023,106)           --        (1,023,106)
                                                           ------------    ------------    ------------    ------------

Net loss attributable to common shareholders ...........   $ (9,890,927)   $ (7,654,813)   $(20,669,517)   $(13,824,206)
                                                           ============    ============    ============    ============

Basic net loss per common share ........................   $      (0.33)   $      (0.38)   $      (0.70)   $      (0.74)
                                                           ============    ============    ============    ============

Diluted net loss per common share ......................   $      (0.33)   $      (0.38)   $      (0.70)   $      (0.74)
                                                           ============    ============    ============    ============

Weighted average common shares outstanding .............     30,080,337      19,970,054      29,450,135      18,763,215
                                                           ============    ============    ============    ============

                               NATIONAL COAL CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           FOR THE SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                         ----------------------------
                                                                             2008            2007
                                                                         ------------    ------------
OPERATING ACTIVITIES
Net loss .............................................................   $(20,589,738)   $(12,501,257)
Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
        Depreciation, depletion, amortization and accretion ..........      7,868,139       7,292,655
        Deferred income tax benefit ..................................       (490,993)
        Amortization of deferred financing costs .....................        477,840         322,428
        Amortization of debt discount ................................      1,683,567         329,378
        Gain on disposal of assets ...................................       (102,146)       (168,661)
        Loss on sale of Straight Creek properties ....................        397,549            --
        Loss on extinguishment of debt ...............................      1,676,840          50,720
        Income from joint venture ....................................       (225,129)           --
        Settlement of asset retirement obligations ...................       (386,763)       (335,802)
        Stock option expense .........................................        453,926         475,139
        Related party stock option expense ...........................           --           434,493
        Changes in operating assets and liabilities:
           Accounts receivable .......................................       (146,472)      2,003,169
           Inventory .................................................        (82,220)     (1,458,600)
           Prepaid and other current assets ..........................      1,095,344         242,976
           Other non - current assets ................................         80,000          58,386
           Accounts payable and accrued expenses .....................      1,653,260      (3,808,204)
           Deferred revenue ..........................................           --          (148,618)
           Other non - current liabilities ...........................         23,875         145,340
                                                                         ------------    ------------
Net cash flows used in operating activities ..........................     (6,613,121)     (7,066,458)
                                                                         ------------    ------------

INVESTING ACTIVITIES
Capital expenditures .................................................     (4,627,807)     (1,945,518)

Proceeds from sale of Straight Creek properties ......................     10,711,399            --
Acquisition deposit ..................................................           --          (250,000)
Proceeds from sale of equipment ......................................           --           878,074
Restricted cash released to operations ...............................      3,645,906        (358,133)
Additions to prepaid royalties .......................................       (518,299)       (492,719)
                                                                         ------------    ------------
Net cash provided by (used in) investing activities ..................      9,211,199      (2,168,296)
                                                                         ------------    ------------

FINANCING ACTIVITIES
Proceeds from issuance of common and preferred stock .................     10,863,256      13,950,000
Proceeds from stock option exercises .................................      1,037,125            --
Proceeds from issuance of notes payable ..............................           --           441,077
Proceeds from borrowings on Term Loan Credit Facility ................           --         2,000,000
Repayments of debt ...................................................    (12,876,093)     (2,757,915)
Repayments of capital leases .........................................       (279,966)       (657,195)
Payments for deferred financing costs ................................           --           (51,467)
Dividends paid .......................................................           --          (371,317)
                                                                         ------------    ------------
Net cash flows (used in) provided by financing activities ............     (1,255,678)     12,553,183
                                                                         ------------    ------------
Net increase in cash and cash equivalents ............................      1,342,400       3,318,429
Cash and cash equivalents at beginning of period .....................      9,854,351       2,180,885
                                                                         ------------    ------------
Cash and cash equivalents at end of period ...........................   $ 11,196,751    $  5,499,314
                                                                         ============    ============

                               NATIONAL COAL CORP.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)


Supplemental Cash Flow Information
     Cash paid during the year for interest ..........................   $  7,696,009    $  3,311,194
     Non-cash investing and financing activities:
        Series A preferred stock converted to common stock ...........   $  3,346,650    $  1,023,106
        Preferred stock effective dividends ..........................        131,712          81,370
        Preferred stock dividends converted to to common stock .......         79,779            --
        10.5% Senior Secured Notes exchanged for common stock ........     12,735,848            --
        Equipment acquired through capital leases ....................        225,131         248,900
        Financed equipment acquisitions ..............................      3,317,221         250,338
        Asset retirement obligations incurred ........................        158,300            --